Exhibit 15
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference
in each of the following registration statements:
(1) on Form F-3 (Registration Numbers 333-283672 and 333-293403), and each related prospectus currently outstanding under such registration statements,
(2)
the base prospectus of Corporate Asset
Backed Corporation (CABCO) dated
23 June 2004 (Registration Number 333-
111572),
(3) the Form 8-K of CABCO dated 23 June 2004 (SEC File Number 001-13444), and
(4)
the Prospectus Supplements
relating to
the CABCO Series
2004-101 Trust
dated 10 May
2004 (Registration
Number
033-91744) and 17 May 2004 (Registration Number 033-91744-05),
of our
report dated
6 March
2026, with
respect to
the consolidated
financial statements
of UBS
AG, included
in this Annual
Report (Form 20-F) for the year ended 31 December 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young Ltd
Basel, Switzerland
9 March 2026